Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Third Quarter

2013 Financial Results

Best Quarter in Over Five Years for Revenue and Adjusted EBITDA

Operating Highlights

•	Q3 2013 revenue of $53.4M, an increase of 2.5% over Q3 2012 and 6.4% over Q2 2013

•	Q3 2013 Adjusted EBITDA of $10.8M, an increase of 21.9% over Q3 2012 and 34.1% over Q2 2013

•	Q3 2013 gross margin improved 450 basis points over Q3 2012 and 496 basis points over Q2 2013

•	Global Recovery Audit Services achieved gross margin of 45% as cost-to-serve reduction program continues

ATLANTA, October 28, 2013 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2013.

“I am pleased to report our best quarter for revenue and Adjusted EBITDA since we launched our growth strategy in late 2009. I couldn’t be more proud that the PRGX team continues to deliver with excellence to clients while simultaneously transforming our service delivery model,” said Romil Bahl, president and chief executive officer. “In our core business of recovery audit, driven by our Service Delivery Model Redesign program, we achieved 45% gross margin. And as a part of our current strategy refresh effort, PRGX 2.0, we are setting even higher targets for the next five years.”

“Our Recovery Audit Services – Americas segment continued reducing costs in Q3 2013, driving gross margin above 50% and achieving the highest quarterly Adjusted EBITDA, $12.1 million, since we realigned our segments in 2009. On the revenue side, the segment delivered sequential quarterly growth for the second straight quarter, led by the Canadian team, which continues to ramp up a key win from last year. Successful retention of our existing clients and multiple new client wins also help bolster our confidence in this segment,” continued Bahl.

“Our Recovery Audit Services – Europe/Asia-Pacific segment turned the corner in the third quarter with quarterly revenue growth of 11.5% over Q2 2013 and 5.3% over Q3 2012. Adjusted EBITDA also grew over the previous and year-ago quarters, with gross margin reaching the highest level, 26.5%, in more than two years. The opening of two shared service centers in Europe this year demonstrates both our commitment and ability to implement service delivery improvements in this region,” said Bahl.

“Finally, our New Services segment delivered another strong quarter after the breakout performance of Q2. Our Healthcare Claims Recovery Audit business tapered as expected following the scope reductions implemented by CMS under the current Medicare RAC contracts. Some of this decrease was offset by our Profit Optimization business, which grew after a challenging second quarter,” continued Bahl. “As a reminder, we are eagerly awaiting the revised RFQ from CMS for the new Medicare RAC program, and we remain optimistic that we will be awarded one of the contracts. So even in the face of vastly reduced scope over the remaining few months of auditing under the current subcontracts, we continue to carry most of our healthcare team and view the expected near-term losses, including those during the ramp up phase of any new contract, as an investment in the future of the business,” concluded Bahl.

Consolidated Results for Three Months Ended September 30, 2013

Consolidated revenue for the third quarter of 2013 increased 2.5% to $53.4 million compared to $52.1 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenue for the third quarter of 2013 increased 3.4% compared to the same period in 2012.

Recovery Audit Services – Americas revenue for the third quarter of 2013 decreased 2.6% to $32.4 million compared to $33.2 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the third quarter decreased by 1.3% compared to the same period in 2012.

Recovery Audit Services – Europe/Asia-Pacific revenue for the third quarter of 2013 increased 5.3% to $12.0 million compared to $11.4 million in the same period in the prior year. Changes in foreign exchange rates had only a negligible impact on Recovery Audit Services – Europe/Asia-Pacific revenue for the third quarter compared to the same period in 2012.

New Services revenue for the third quarter of 2013 increased 21.3% to $9.0 million compared to $7.4 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services.

Total cost of revenue for the third quarter of 2013 was $30.9 million, or 57.8% of revenue, compared to $32.5 million, or 62.3% of revenue, in the same period in the prior year. SG&A for the third quarter of 2013 was $13.9 million, or 26.1% of revenue, compared to $13.2 million, or 25.4% of revenue in the third quarter of 2012. Depreciation and amortization expenses were $3.2 million in the third quarter of 2013 compared to $3.1 million in the prior year third quarter.

Net earnings for the third quarter of 2013 were $4.9 million, or $0.17 per basic share and $0.16 per diluted share, compared to net earnings of $2.6 million, or $0.10 per basic and diluted share, for the same period in 2012. Net cash provided by operating activities for the third quarter of 2013 was $13.4 million compared to $11.5 million in the third quarter of 2012.

Adjusted EBITDA for the third quarter of 2013 was $10.8 million compared to $8.8 million of Adjusted EBITDA for the same period in 2012. The 2013 third quarter Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.3 million related to stock-based compensation, $0.2 million of transformation severance and related expenses, $0.7 million of acquisition-related charges, and $0.6 million of foreign currency gains on intercompany balances. Beginning in the third quarter of 2013, the Company now includes fair value adjustments to contingent consideration from acquisitions in its calculation of Adjusted EBITDA for all periods presented, and has renamed the line item “acquisition obligations classified as compensation” on Schedule 3 as “acquisition-related charges (benefits).” The comparable Adjusted EBITDA amount for the third quarter of 2012 excludes from EBITDA for such period a $1.8 million charge for stock-based compensation, $0.5 million of transformation severance and related expenses, $0.1 million of acquisition-related charges and $0.3 million of foreign currency gains on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for Nine Months Ended September 30, 2013

Consolidated revenue for the nine months ended September 30, 2013 decreased 4.3% to $148.7 million compared to $155.4 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenue for the nine months ended September 30, 2013 decreased 3.6% compared to the same period in 2012.

Recovery Audit Services – Americas revenue for the nine months ended September 30, 2013 decreased 4.0% to $88.0 million compared to $91.6 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the nine month period decreased by 3.2% compared to the same period in 2012.

Recovery Audit Services – Europe/Asia-Pacific revenue for the nine months ended September 30, 2013 decreased 13.6% to $33.8 million compared to $39.1 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/Asia-Pacific revenue for the nine month period decreased by 12.7% compared to the same period in 2012. Revenue for the first nine months of 2013 was adversely impacted by both the current European economic climate and audit-specific timing issues.

New Services revenue for the nine months ended September 30, 2013 increased 9.3% to $26.9 million compared to $24.6 million in the same period in the prior year.

Total cost of revenue for the nine months ended September 30, 2013 was $92.8 million, or 62.4% of revenue, compared to $100.0 million, or 64.3% of revenue, in the same period in the prior year. SG&A for the nine months ended September 30, 2013 was $38.3 million, or 25.7% of revenue, compared to $38.6 million, or 24.8% of revenue in the same period in the prior year. Depreciation and amortization expenses were $9.9 million for the nine months ended September 30, 2013 compared to $10.0 million in the same period in the prior year.

Net earnings for the nine months ended September 30, 2013 were $6.2 million, or $0.21 per basic and diluted share, compared to net earnings of $3.9 million, or $0.15 per basic and diluted share, for the same period in 2012. Net cash provided by operating activities for the nine months ended September 30, 2013 was $10.3 million compared to $12.4 million in the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2013 was $22.4 million compared to $22.7 million of Adjusted EBITDA for the same period in 2012. The nine months ended September 30, 2013 Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $3.8 million related to stock-based compensation, $0.8 million of transformation severance and related expenses, $0.2 million of acquisition-related charges, and $0.1 million of foreign currency gains on intercompany balances. The comparable Adjusted EBITDA amount for the nine months ended September 30, 2012 excludes from EBITDA for such period a $4.5 million charge for stock-based compensation, $1.0 million of transformation severance and related expenses, $0.6 million of wage claim costs, $0.2 million of acquisition-related benefits and $0.2 million of foreign currency gains on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At September 30, 2013, the Company had unrestricted cash and cash equivalents of $42.4 million and had no borrowings against its revolving credit facility. Bank debt outstanding at quarter end was $3.8 million, which represented the outstanding balance on a variable rate term loan due quarterly through December 2013, with a final payment due in January 2014.

Third Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s third quarter 2013 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 74479927.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location beginning approximately two hours after the conclusion of the live audiocast, extending through January 31, 2014. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay. Media Player can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s expectations for the remainder of 2013, auditing under its current Medicare RAC subcontracts, the outcome of the rebid of Medicare RAC program contracts and associated transitions and resulting impacts on the Company’s financial results, and the expected benefits of the Company’s redesigned recovery audit service delivery model. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the outcome of the rebid of the Medicare RAC program contracts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 13, 2013. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenue	$53,403	$52,087	$148,709	$155,394
Operating expenses:
Cost of revenue	30,876	32,461	92,804	99,991
Selling, general and administrative expenses	13,944	13,242	38,285	38,575
Depreciation of property and equipment	2,034	1,716	6,069	4,808
Amortization of intangible assets	1,204	1,431	3,812	5,217

Total operating expenses	48,058	48,850	140,970	148,591

Operating income	5,345	3,237	7,739	6,803

Foreign currency transaction (gains) losses on short-term intercompany balances	(636)	(348)	(54)	(190)
Interest expense (income), net	75	515	(89)	1,548

Earnings before income taxes	5,906	3,070	7,882	5,445

Income tax expense	1,029	505	1,671	1,586

Net earnings	$4,877	$2,565	$6,211	$3,859

Basic earnings per common share	$0.17	$0.10	$0.21	$0.15

Diluted earnings per common share	$0.16	$0.10	$0.21	$0.15

Weighted average common shares outstanding:
Basic	29,396	25,541	29,075	25,370

Diluted	29,815	26,250	29,517	25,942

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$42,407	$37,806
Restricted cash	127	65
Receivables:
Contract receivables, net	42,948	45,127
Employee advances and miscellaneous receivables, net	1,182	1,352

Total receivables	44,130	46,479

Prepaid expenses and other current assets	3,785	3,853

Total current assets	90,449	88,203

Property and equipment, net	17,985	19,574
Goodwill	13,665	13,669
Intangible assets, net	14,709	18,399
Deferred income taxes	1,554	1,552
Other assets	1,954	2,189

Total assets	$140,316	$143,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,256	$14,136
Accrued payroll and related expenses	15,612	20,874
Refund liabilities and deferred revenue	7,849	8,530
Current portion of debt	3,750	3,000
Business acquisition obligations	2,994	4,218

Total current liabilities	40,461	50,758

Long-term debt	—	3,000
Noncurrent business acquisition obligations	—	2,479
Other long-term liabilities	1,327	2,697

Total liabilities	41,788	58,934

Shareholders’ equity:
Common stock	292	279
Additional paid-in capital	602,630	594,045
Accumulated deficit	(506,989)	(513,200)
Accumulated other comprehensive income	2,595	3,528

Total shareholders’ equity	98,528	84,652

Total liabilities and shareholders’ equity	$140,316	$143,586

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Earnings to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of net earnings to EBIT, EBITDA and Adjusted EBITDA:

Net earnings	$4,877	$2,565	$6,211	$3,859

Income tax expense	1,029	505	1,671	1,586
Interest expense (income), net	75	515	(89)	1,548

EBIT	5,981	3,585	7,793	6,993

Depreciation of property and equipment	2,034	1,716	6,069	4,808
Amortization of intangible assets	1,204	1,431	3,812	5,217

EBITDA	9,219	6,732	17,674	17,018

Foreign currency transaction (gains) losses on short-term intercompany balances	(636)	(348)	(54)	(190)
Acquisition-related charges (benefits)	706	79	231	(197)
Transformation severance and related expenses	161	518	778	1,036
Wage claim costs	—	—	—	577
Stock-based compensation	1,304	1,839	3,777	4,479

Adjusted EBITDA	$10,754	$8,820	$22,406	$22,723

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings	$4,877	$2,565	$6,211	$3,859
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,238	3,147	9,881	10,025
Amortization of deferred debt costs	46	46	137	137
Stock-based compensation expense	1,304	1,839	3,777	4,479
Foreign currency transaction (gains) losses on short-term intercompany balances	(636)	(348)	(54)	(190)
Decrease (increase) in receivables	1,665	1,076	1,921	(3,720)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	1,897	3,314	(10,213)	(2,352)
Other, primarily changes in assets and liabilities	1,037	(144)	(1,365)	127

Net cash provided by operating activities	13,428	11,495	10,295	12,365

Cash flows from investing activities:
Business acquisitions	—	—	—	(1,437)
Purchases of property and equipment, net of disposals	(1,555)	(1,469)	(4,544)	(5,689)

Net cash used in investing activities	(1,555)	(1,469)	(4,544)	(7,126)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	4,118	—
Other, net	(838)	(2,223)	(4,784)	(6,002)

Net cash used in financing activities	(838)	(2,223)	(666)	(6,002)

Effect of exchange rates on cash and cash equivalents	270	223	(484)	289

Net increase (decrease) in cash and cash equivalents	11,305	8,026	4,601	(474)
Cash and cash equivalents at beginning of period	31,102	11,837	37,806	20,337

Cash and cash equivalents at end of period	$42,407	$19,863	$42,407	$19,863

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Revenue
Recovery Audit Services - Americas	$32,365	$33,235	$(870)	$87,999	$91,640	$(3,641)
Recovery Audit Services - Europe/Asia-Pacific	12,009	11,406	603	33,796	39,122	(5,326)
New Services	9,029	7,446	1,583	26,914	24,632	2,282

Total	$53,403	$52,087	$1,316	$148,709	$155,394	$(6,685)

Cost of revenue
Recovery Audit Services - Americas	$15,584	$16,854	$1,270	$45,144	$48,876	$3,732
Recovery Audit Services - Europe/Asia-Pacific	8,832	9,314	482	27,255	30,395	3,140
New Services	6,460	6,293	(167)	20,405	20,720	315

Total	$30,876	$32,461	$1,585	$92,804	$99,991	$7,187

Selling, general and administrative expenses
Recovery Audit Services - Americas	$5,331	$4,624	$(707)	$14,837	$14,711	$(126)
Recovery Audit Services - Europe/Asia-Pacific	1,317	1,502	185	2,853	3,621	768
New Services	1,620	1,084	(536)	4,915	3,997	(918)
Corporate	5,676	6,032	356	15,680	16,246	566

Total	$13,944	$13,242	$(702)	$38,285	$38,575	$290

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,414	$1,111	$(303)	$4,138	$3,016	$(1,122)
Recovery Audit Services - Europe/Asia-Pacific	124	90	(34)	362	217	(145)
New Services	496	515	19	1,569	1,575	6

Total	$2,034	$1,716	$(318)	$6,069	$4,808	$(1,261)

Amortization of intangible assets
Recovery Audit Services - Americas	$698	$767	$69	$2,094	$3,120	$1,026
Recovery Audit Services - Europe/Asia-Pacific	323	462	139	1,171	1,491	320
New Services	183	202	19	547	606	59

Total	$1,204	$1,431	$227	$3,812	$5,217	$1,405

Operating income (loss)
Recovery Audit Services - Americas	$9,338	$9,879	$(541)	$21,786	$21,917	$(131)
Recovery Audit Services - Europe/Asia-Pacific	1,413	38	1,375	2,155	3,398	(1,243)
New Services	270	(648)	918	(522)	(2,266)	1,744
Corporate	(5,676)	(6,032)	356	(15,680)	(16,246)	566

Total	$5,345	$3,237	$2,108	$7,739	$6,803	$936

Adjusted EBITDA
Recovery Audit Services - Americas	$12,132	$12,002	$130	$29,105	$28,988	$117
Recovery Audit Services - Europe/Asia-Pacific	1,916	849	1,067	3,381	4,972	(1,591)
New Services	1,078	162	916	1,823	530	1,293
Corporate	(4,372)	(4,193)	(179)	(11,903)	(11,767)	(136)

Total	$10,754	$8,820	$1,934	$22,406	$22,723	$(317)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents Healthcare Claims Recovery Audit services and Profit Optimization services.